SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2007

BRIDGELINE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33567	52-2263942
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Sixth Road
Woburn, MA 01801
(Address of principal executive offices, including zip code)

(781) 376-5555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2007, Bridgeline Software, Inc. (the “Company”) appointed Timothy O’Neil to the newly-created position of Chief Accounting Officer.

From 2002 to 2007, Mr. O’Neil served in a number of management roles, most recently as Treasurer and Chief Accounting Officer, for Standex International Corporation, a publicly held diversified manufacturer.  During that time, Mr. O’Neil was responsible for all SEC reporting and compliance, was involved in over $200 million in acquisitions, managed over $100 million in debt facilities and was heavily involved in their compliance with the Sarbanes-Oxley Act.  Prior to 2002, Mr. O’Neil served as a Senior Manager with Deloitte & Touche LLP.  Mr. O’Neil is a certified public accountant.

The Company has entered into an employment agreement with Mr. O’Neil for an initial term of thirteen months, ending on December 31, 2008.  The term of the agreement automatically renews for successive periods of one year unless terminated pursuant to the terms of the agreement.

The agreement may be terminated by (i) the Company, in the event of Mr. O’Neil’s death, resignation, retirement, or disability, or for or without cause, or (ii) by Mr. O’Neil for good reason. In the event that Mr. O’Neil’s employment is terminated by the Company without cause or if Mr. O’Neil terminates his employment for good reason, he is entitled to receive severance payments equal to six months’ salary plus the quarterly bonus paid to him for the two quarters immediately prior to the termination.

In connection with the employment agreement, Mr. O’Neil was granted an option to purchase 20,000 shares of the Company’s Common Stock on December 12, 2007 with an exercise price equal to the closing price of the Common Stock on such date.  The option vests in three equal annual installments beginning in December 2008.  In the event Mr. O’Neil’s employment is terminated by the Company without cause, any stock options issued which have not lapsed and which are not otherwise exercisable will be accelerated so as to be immediately exercisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGELINE SOFTWARE, INC.
(Registrant)

Date: December 20, 2007	By:	/s/ Gary Cebula
Gary Cebula
Executive Vice President and Chief Financial Officer